Exhibit 99.1
Bakkt Reports Second Quarter 2023 Results
Second quarter 2023 results include Apex Crypto, which was acquired on April 1, 2023 and rebranded Bakkt Crypto Solutions
In accordance with GAAP, crypto services revenues and crypto costs and execution, clearing and brokerage fees are being presented on a gross basis
Gross crypto services revenues of $335.3 million, which are partially offset by crypto costs and execution, clearing and brokerage fees of $334.0 million, reflect impact of Apex Crypto’s trading activity
Total revenues of $347.6 million include gross crypto revenues and net loyalty revenues
Total operating expenses of $398.7 million includes crypto costs and execution, clearing and brokerage fees and $17.0 million of acquisition-related expenses of which $12.1 million is non-cash
Strong expansion of our client base with seven new clients recently signed, including in Latin America
Updated full year 2023 outlook for revenues, operating cash flow and free cash flow (non-GAAP) reflects impact from acquisition of Apex Crypto and current macroeconomic environment.
Operating cash flow usage for full year 2023 expected to be $78 million - $84 million, down over 20% from previous guidance. Second half 2023 operating cash flow usage expected to be down over 75% from first half reflecting our focus on prudent expense management

ALPHARETTA, GA – August 10, 2023 – Bakkt Holdings, Inc. (“Bakkt”) (NYSE: BKKT) announced its financial and operational results for the quarter ended June 30, 2023.

“We are pleased with the rapid momentum we built in the second quarter,” said Gavin Michael, President and CEO of Bakkt. “The closing of our acquisition of Apex Crypto at the beginning of the quarter was a pivotal moment for us. Our focused execution enabled us to provide a seamless experience for our clients, which included launching a new app for Webull in record time. We’ve been successfully expanding our broad reach in the crypto ecosystem with strong traction in new clients signed, and exciting new collaborations formed with Plaid and Fireblocks. We are making strong progress on our international go-to-market strategy and expect to launch our crypto capabilities in Latin America in the fourth quarter. In parallel, we are actively working to expand into the United Kingdom, European Union, Hong Kong and Australia. We are excited about the momentum we are building and our best-in-class platform positions us well for continued success.”

Recent Strategic Highlights
Crypto trading - Closed Apex Crypto acquisition and substantially complete with integration of our businesses, including rebranding to Bakkt Crypto Solutions. Strong progress expanding our platform and client network including:

•Webull - developed and launched new Webull Pay app and ACH funding1 functionality for Webull Pay customers in approximately 40 days. Significant opportunity to leverage ACH funding1 functionality for new and other existing clients.
•Expansion of client base - our advanced crypto trading capabilities are attracting strong interest from new clients, mostly in the fintech industry. Recently signed clients include invstr, Swan Bitcoin, Blockchain.com, Zaden, ibex and CryptoMom. We will extend our reach into Latin America with ibex. Our commercial agreement with Apex Fintech Solutions has been valuable in helping to drive some of these new client relationships.
•Partnership with Plaid – joining forces with Plaid where we will be one of Plaid’s crypto solution partners for their customers who are interested in offering crypto solutions to their end users. Plaid has an extensive network of more than 8,000 fintechs using their platform. Through the Plaid and Bakkt partnership, those fintechs will be able to easily and safely explore offering (Bakkt) crypto solutions to their users.

Crypto custody: Continuing to invest in our best-in-class custody offering to enhance our offering with application redesign and new functionality to launch additional products. Successful expansion of our platform includes:
•Expansion of client base – our secure, reliable and trusted custody platform is benefiting from a flight to quality with strong increase in inbound client interest. We have successfully signed new custody clients and are engaged in late-stage negotiations with multiple prospects across broad client verticals.
•Collaboration with Fireblocks – signed new multi-faceted agreement, which includes providing Fireblocks Off-Exchange customers with our Disaster Recovery Services. We will also join the Fireblocks Qualified Custodian Network, part of the Fireblocks Network that is used every day by thousands of organizations to transfer over $3 trillion in digital assets, which will provide us with access to a broad network of over 1,800 institutions.

Bakkt Second Quarter Financial Highlights (unaudited)
Second quarter 2023 results include Apex Crypto, which we acquired on April 1, 2023. In accordance with GAAP, we are presenting crypto services revenue and crypto costs and execution, clearing and brokerage fees on a gross basis since we are a principal in those transactions.

$ in millions	2Q23	2Q22	Increase/ (decrease)
Revenues	$347.6	$14.0	N.M.
Operating expenses	398.7	57.6	N.M.
Operating loss	(51.1)	(43.6)	17%
Net loss	(50.5)	(27.6)	83%
Adjusted EBITDA loss (non-GAAP)	$(24.5)	$(29.6)	(17)%
Note: “N.M” denotes Not Meaningful

1 Currently available in most states, awaiting regulatory approval in certain states.

•Key performance indicators (including historical Apex Crypto data for comparison purposes):
oCrypto enabled accounts of 6.0 million have continued to increase steadily.
oTransacting accounts of 1.2 million decreased 20% year-over-year, due to industrywide slowdown in crypto activity.
oNotional traded volume of $531 million decreased 51% year-over-year, due to industrywide decline in crypto trading volumes and lower hotel, rental car and merchandise loyalty redemption activity.
oAssets under custody of $660 million increased 3% year-over-year, primarily due to higher coin prices.
•Revenues of $347.6 million reflect a significant increase in gross crypto services revenues driven by Apex Crypto’s trading activity. Net loyalty revenues of $12.3 million decreased 8% year-over-year as subscription and service revenues were down due to a reduction in volume-based service revenues.
•Operating expenses of $398.7 million reflect a significant increase in crypto costs and execution, clearing and brokerage fees driven by Apex Crypto’s trading activity, as well as $17.0 million in acquisition-related expenses which includes a $10.4 million non-cash accrual related to the contingent stock earnout per the Apex Crypto purchase agreement.
•Operating loss of $(51.1) million increased 17% year-over-year driven by acquisition-related expenses, partially offset by improvement in compensation and benefits expense, due to lower headcount and share-based compensation expense.
•Net loss of $(50.5) million increased 83% year-over-year.
•Adjusted EBITDA loss (non-GAAP) of $(24.5) million decreased 17% year-over-year primarily due to a reduction in compensation and benefits costs and marketing expenses.

Updated Full Year 2023 Outlook
We are updating our full year 2023 guidance to reflect the impact from our acquisition of Apex Crypto and the current market environment:
•Full year 2023 revenues expected to be ~$2,132 million - ~$3,771 million; includes gross crypto revenues of ~$2,077 million - ~$3,716 million and net loyalty revenues of ~$55 million.
•Full year 2023 crypto costs expected to be ~$2,069 million - ~$3,702 million, in line with gross crypto revenues.
•Full year 2023 net cash used in operating activities expected to be ~($78 million) – ~($84 million). Prior full year 2023 guidance of ($100 million) - ($110 million).
•Full year 2023 free cash flow (non-GAAP) expected to be ~($90 million) - ~($96 million). Prior full year 2023 guidance of ($105 million) - ($115 million). Second half 2023 free cash flow (non-GAAP) usage outlook reflects a ~70-80% reduction from first half 2023 level reflecting our focus on prudent expense management.

Webcast and Conference Call Information
Bakkt will host a conference call at 9:00 AM ET, August 10, 2023. The live webcast of Bakkt’s earnings conference call can be accessed at https://investors.bakkt.com, along with the earnings press release and accompanying slide presentation. Investors and analysts interested in participating in the call are invited to dial (833) 470-1428 or (404) 975-4839, and reference participant access code 830313 approximately ten minutes prior to the start of the call. A replay will be available promptly after the call and can be accessed by dialing (866) 813-9403 and entering the access code 989042. The replay will be available through September 7, 2023.

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About Bakkt
Founded in 2018, Bakkt builds solutions that enable our clients to grow with the crypto economy. Through institutional-grade custody, trading, and onramp capabilities, our clients leverage technology that’s built for sustainable, long-term involvement in crypto.
Bakkt is headquartered in Alpharetta, GA. For more information, visit: https://www.bakkt.com/ | X (Formerly Twitter) @Bakkt | LinkedIn https://www.linkedin.com/company/bakkt/.

Bakkt-E
Source: Bakkt Holdings, Inc.

Contacts

Investor Relations
Ann DeVries, Head of Investor Relations
Ann.DeVries@bakkt.com

Media
Lauren Post, Head of Communications
Lauren.Post@bakkt.com

Note on Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, but are not limited to, statements regarding the impacts from the Apex Crypto acquisition, Bakkt’s guidance regarding Apex Crypto’s full year 2023 results, and Bakkt’s guidance, plans, objectives, expectations and intentions with respect to future operations, products, services, among others. Forward-looking statements can be identified by words such as “will,” “likely,” “expect,” “continue,” “anticipate,” “estimate,” “believe,” “intend,” “plan,” “projection,” “outlook,” “grow,” “progress,” “potential” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of Bakkt’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and beyond Bakkt’s control. Actual results and the timing of events may differ materially from the results anticipated in such forward-looking statements as a result of the following factors, among others: Bakkt’s ability to grow and manage growth profitably; changes in Bakkt’s business strategy; changes in the market in which Bakkt competes, including with respect to its competitive landscape, technology evolution or changes in applicable laws or regulations; changes in the markets that Bakkt targets; disruptions in the crypto market that subject Bakkt to additional risks, including the risk that banks may not provide banking services to Bakkt; the possibility that Bakkt may be adversely affected by other economic, business, and/or competitive factors; the inability to launch new services and products or to profitably expand into new markets and services; the inability to execute Bakkt’s growth strategies, including identifying and executing acquisitions and Bakkt’s initiatives to add new clients; Bakkt’s failure to comply with extensive government regulation, oversight, licensure and appraisals; uncertain regulatory regime governing blockchain technologies and crypto; the inability to develop and maintain effective internal controls and procedures; the exposure to any liability, protracted and costly litigation or reputational damage relating to Bakkt’s data security; the impact of any goodwill or other intangible assets impairments on Bakkt’s operating results; the impact of any pandemics or other public health emergencies; Bakkt’s inability to maintain the listing of its securities on the New York Stock Exchange; and other risks and uncertainties indicated in Bakkt’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on such forward-looking statements. Such forward-looking statements relate only to events as of the date on which such statements are made and are based on information available to us as of the date of this press release. Unless otherwise required by law, we undertake no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events.

Definitions
Crypto-enabled accounts: total crypto accounts open
Transacting accounts: unique accounts that perform at least one transaction across crypto buy/sell and loyalty redemption each month. Monthly figures are de-duped for the month. Quarterly figure represents sum of all months in the quarter
Notional traded volume: total notional volume of transactions across crypto buy/sell and loyalty redemption. Figures represent gross values recorded as of order date
Assets under custody: the sum of coin quantities held by customers multiplied by the final quote for each coin on the last day of the quarter

Non-GAAP Financial Measures
Adjusted EBITDA is a non-GAAP financial measure, which we define as earnings before interest, income taxes, depreciation, amortization, acquisition-related expenses, share-based and unit-based compensation expense, goodwill and intangible assets impairments, restructuring charges, changes in the fair value of our warrant liability and certain other non-cash and/or non-recurring items that do not contribute directly to our evaluation of operating results and are not components of our core business operations. Adjusted EBITDA provides management with an understanding of earnings before the impact of investing and financing transactions and income taxes, and the effects of aforementioned items that do not reflect the ordinary earnings of our operations. This measure may be useful to an investor in evaluating our performance. Adjusted EBITDA is not a measure of our financial performance under GAAP and should not be considered as an alternative to net income (loss) or other performance measures derived in accordance with GAAP. Our definition of Adjusted EBITDA may not be comparable to similarly tied measures used by other companies.

Non-GAAP financial measures like Adjusted EBITDA have limitations, should be considered as supplemental in nature and are not meant as a substitute for the related financial information prepared in accordance with GAAP. The non-GAAP financial measures should be considered alongside other financial performance measures, including net loss and our other financial results presented in accordance with GAAP.

Reconciliation of GAAP Net Loss to Non-GAAP Adjusted EBITDA Loss (unaudited)

$ in millions	2Q23	2Q22
Net loss	$(50.5)	$(27.6)
Depreciation and amortization	3.8	6.1
Interest income, net	(0.7)	(0.2)
Income tax expense (benefit)	0.2	(5.1)
EBITDA	$(47.2)	$(26.8)
Acquisition-related expenses	17.0	0.2
Share-based and unit-based compensation expense	4.4	7.1
Cancellation of common units	—	(0.0)
(Gain) loss from change in fair value of warrant liability	(0.4)	(10.3)
Restructuring expenses	0.2	—
Transition services expense	1.5	0.3
Adjusted EBITDA loss	$(24.5)	$(29.6)

Free Cash Flow is a non-GAAP financial measure. Free Cash Flow is cash flow from operations adjusted for “capitalized internal use software development costs and other capital expenditures” and “interest income.” We adjust for capitalized expenses associated with internally developed software for our technology platforms given they are a large component of our ongoing expense base given our position as a technology platform company.
We provide Free Cash Flow because we believe that Free Cash Flow, when viewed with our results under GAAP, provides useful information for the reasons noted above. However, Free Cash Flow is not a measure of liquidity under GAAP and, accordingly, should not be considered as an alternative to net cash used in operating activities as an indicator of liquidity.

Reconciliation of GAAP Operating Cash Flow to Non-GAAP Free Cash Flow (unaudited)

	FY 2023E
$ in millions	Low	High
Net cash used in operating activities	$(78)	$(84)
Capitalized internal-use software development costs and other capital expenditures	(4)	(4)
Interest income, net	(8)	(8)
Free cash flow	$(90)	$(96)

Consolidated Balance Sheets

$ in millions	As of 6/30/23 (unaudited)	As of 12/31/22
Assets
Current assets
Cash and cash equivalents	$84.5	$98.3
Restricted cash	24.9	16.5
Customer funds	0.5	0.6
Available-for-sale securities	14.9	141.1
Accounts receivable, net	21.0	25.3
Prepaid insurance	16.0	22.8
Safeguarding asset for crypto	659.7	15.8
Other current assets	7.8	6.1
Total current assets	829.2	326.5
Property, equipment and software, net	20.2	19.7
Goodwill	66.9	15.9
Intangible assets, net	67.7	55.8
Deposits with clearinghouse	15.3	15.2
Other assets	24.5	22.5
Total assets	$1,023.7	$455.5
Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued liabilities	$52.4	$66.8
Customer funds payable	0.5	0.6
Deferred revenue, current	3.8	4.0
Due to related party	1.0	1.2
Safeguarding obligations for crypto	659.7	15.8
Other current liabilities	3.7	3.8
Total current liabilities	721.0	92.1
Deferred revenue, noncurrent	2.5	3.1
Warrant liability	1.4	0.8
Deferred tax liabilities, net	—	—
Other noncurrent liabilities	38.9	23.4
Total liabilities	763.9	119.4
Stockholders' equity
Class A common stock ($0.0001 par value, 750,000,000 shares authorized, 91,286,095 shares issued and outstanding as of 6/30/23 and 80,926,843 shares outstanding as of 12/31/22)	0.0	0.0
Class V common stock ($0.0001 par value, 250,000,000 shares authorized, 183,279,887 shares issued and outstanding as of 6/30/23 and 183,482,777 shares outstanding as of 12/31/22)	0.0	0.0
Additional paid-in capital	791.2	773.0
Accumulated other comprehensive loss	(0.2)	(0.3)
Accumulated deficit	(707.3)	(676.4)
Total stockholders' equity	83.8	96.3
Noncontrolling interest	176.1	239.8
Total equity	259.9	336.1
Total liabilities and stockholders' equity	$1,023.7	$455.5

Consolidated Statements of Operations (unaudited)

$ in millions	2Q23	2Q22
Revenues:
Crypto services	$335.3	$0.7
Loyalty services, net	12.3	13.4
Total revenues	347.6	14.0

Operating expenses:
Crypto costs	331.8	0.5
Execution, clearing and brokerage fees	2.2	—
Compensation and benefits	27.1	34.2
Professional services	2.9	1.9
Technology and communication	4.4	4.2
Selling, general and administrative	7.6	9.8
Acquisition-related expenses	17.0	0.2
Depreciation and amortization	3.8	6.1
Related party expenses	1.5	0.3
Restructuring expenses	0.2	—
Other operating expenses	0.2	0.5
Total operating expenses	398.7	57.6

Operating loss	(51.1)	(43.6)
Interest income, net	0.7	0.2
Gain from change in fair value of warrant liability	0.4	10.3
Other (expense) income, net	(0.3)	0.4

Loss before income taxes	(50.4)	(32.7)
Income tax (expense) benefit	(0.2)	5.1

Net loss	(50.5)	(27.6)
Less: Net loss attributable to noncontrolling interest	(33.7)	(23.7)
Net loss attributable to Bakkt Holdings, Inc.	$(16.8)	$(3.9)

Net loss per share attributable to Class A common stockholders
Basic	$(0.19)	$(0.05)
Diluted	$(0.19)	$(0.05)

Consolidated Statements of Cash Flows (unaudited)

$ in millions	2Q23	2Q22
Cash flows from operating activities:
Net loss	$(50.5)	$(27.6)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3.8	6.1
Non-cash lease expense	0.7	0.8
Share-based compensation expense	4.1	8.0
Unit-based compensation expense	0.2	(1.0)
Forfeiture and cancellation of common units	—	(0.0)
Deferred income taxes	—	(5.1)
Loss on disposal of assets	0.0	—
Gain from change in fair value of warrant liability	(0.4)	(10.3)
Other	(0.2)	(0.1)
Changes in operating assets and liabilities:
Accounts receivable	4.4	(2.0)
Prepaid insurance	2.6	4.3
Deposits with clearinghouse	0.0	0.0
Accounts payable and accrued liabilities	4.9	(1.0)
Due to related party	0.5	0.3
Deferred revenue	(0.3)	(0.6)
Operating lease liabilities	(0.7)	0.6
Customer funds payable	(0.0)	(0.0)
Other assets and liabilities	(0.3)	0.4
Net cash used in operating activities	(30.9)	(27.2)
Cash flows from investing activities:
Capitalized internal-use software development costs and other capital expenditures	(2.3)	(11.6)
Purchase of available-for-sale securities	—	(189.2)
Proceeds from the maturity of available-for-sale securities	52.2	—
Acquisition of Bumped Financial, LLC	—	—
Acquisition of Apex Crypto LLC, net of cash acquired	(44.4)	—
Net cash provided by (used in) investing activities	5.4	(200.8)
Cash flows from financing activities:
Proceeds from the exercise of warrants	—	0.0
Repurchase and retirement of Class A common stock	(2.5)	—
Net cash (used in) provided by financing activities	(2.5)	0.0
Effect of exchange rate changes	0.3	(0.4)
Net decrease in cash, cash equivalents, restricted cash, cash held in escrow and customer funds	(27.6)	(228.4)
Cash, cash equivalents, restricted cash, cash held in escrow and customer funds at the beginning of the period	$137.9	$372.3
Cash, cash equivalents, restricted cash, cash held in escrow and customer funds at the end of the period	$110.3	$143.9